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                                                                   EXHIBIT 10(o)

October 26, 1999



George Lewis
First Tennessee Bank
165 Madison Ave.
Memphis, TN 38101

Dear George:

         This letter describes the components of the special non-compete agreement package approved by the Human Resources Committee for you from First Tennessee Bank, N. A.


     COVENANT NOT TO COMPETE

     Beginning with your acceptance and for the next four years following, you agree to reveal promptly to First Tennessee any material matter coming to your attention pertaining to the business or interest of First Tennessee, which can be reasonably and legally revealed, and you further agree not to accept employment or engage as a partner, member, principal, consultant, director or otherwise in any financial services business which is in competition with First Tennessee and has a business location within (50) miles of Memphis or any of its affiliated banking offices in Tennessee, unless you have received the prior written consent of the Employee Services Division Manager.

     In consideration of the paragraph above, you will receive payments of approximately $94,179 annually for four years. You will receive payments of approximately $3,622.29 every two weeks beginning October 23, 1999 with the first payment on the November 5, 1999 payroll. In the event of a Change in Control as defined in the FTNC Pension Plan, you will be paid a lump sum payment equal to present value (based on a discount rate of 4.2%) of the remaining scheduled payments as indicated on the attached Exhibit 1. (to be added later)

     If you should die before the full four years of payments have been paid, the payments will cease upon your death.

     PENSION

     Based on an election of the Life Only Option for your normal retirement benefit under the FTNC Pension Plan, you will also receive approximately $7,848.29 each month beginning October 1, 2003 or a lesser amount on an earlier date if you so choose. At your death, the payments will cease.

     The pension benefit will be eligible for any cost of living increases that may be provided to retirees through the FTNC Pension Plan.

     DEFERRED COMPENSATION

     Your account in the Directors and Executives Deferral Plan will continue to accrue interest at the applicable rate. The first payment will be made on or about the January 31st following your 65th birthday or January 31, 2004. The monthly payment based on the current applicable rate will be $1,804.33 per month ($21,652 annually) for a period of 180 months (or 15 years).




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     A summary of your total projected benefits under the Deferral Plan will be provided to you in an Amendment to Directors and Executives Deferred Compensation Plan and Related Deferral and Acknowledgment Agreement(s).

     RESTRICTED STOCK:

     There are currently 17,987 shares of restricted FTNC stock in your TARSAP account. The removal of these restrictions will be accelerated to the date of your acceptance of this agreement.

     GROSS-UP PAYMENT

     In the event of a Change in Control, the Company agrees to provide the benefit of a Gross-up Payment as defined in paragraph 5 (viii) of your severance agreement, to the extent you are subject to the excise tax described in the section.

     MEDICAL INSURANCE

     You may continue your medical coverage provided you make the necessary premium payments. At your death, your spouse will have free coverage for two years and at the end of the two years, she can continue coverage by paying the necessary premiums unless she remarries or becomes covered by another group medical plan. First Tennessee reserves the right to change premiums, make plan revisions or terminate the plan at any time.

     SURVIVOR'S INCOME BENEFIT

     At your death a survivor's income benefit would be paid under the Company's Survivor Benefits Plan to your beneficiary. The benefit would be equal to two times your final year's base salary (exclusive of incentive or bonus compensation). This survivor's benefit, based on your current salary, would be $550,000. In the event of a Change in Control, your benefit under the Plan cannot be reduced.

     GROUP LIFE INSURANCE AND VOLUNTARY GROUP LIFE

     You have $50,000 of group term life insurance that will cease as of October 22, 1999. You have no voluntary group life insurance on your life.

     You may convert your group life insurance coverage to a whole life insurance policy within 31 days after your coverage ends.

     CONFIDENTIALITY AND NON-DISCLOSURE

     In consideration of the covenant not to compete described in paragraph one
(1) above, beginning with your acceptance and for the next four years following, you agree unless required by law to do so, not to reveal to parties not employed by First Tennessee or its affiliates, without the prior written consent of First Tennessee, any matters that, if so revealed, could in any manner adversely affect First Tennessee. This obligation of confidentiality and non-disclosure shall also apply, for the same four (4) year period beginning with your acceptance, to the content and substance of this Agreement, except of course, it may be disclosed to any attorney or financial, tax, or other consultant from whom you seek advice.

     If you fail to observe any of the terms of this Agreement and continue such breach for a period of thirty (30) days after First Tennessee shall have requested you to perform the same, or if you accept employment with or enter into any competing business described above and continue either directly or indirectly for a period of fourteen (14) days after First Tennessee has notified you that it considers such activities in violation of this Agreement, then no further payments shall be due or payable by First Tennessee either to you or your beneficiary or beneficiaries and First Tennessee shall have no further liability under this Agreement.


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     The agreement, payments and deferred compensation payments which have been approved by the Human Resource Committee are, of course, conditioned on acceptance of the terms of this letter, expressed by your signature in the space provided below.

     If you have any questions, please let me know.


Sincerely,


/s/ Sarah Meyerrose

Sarah Meyerrose

Executive Vice President



                                                  READ, UNDERSTOOD AND ACCEPTED


                                                  /s/ George P. Lewis
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                                                  George P. Lewis


                                                  Date:
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